 Exhibit 10.5

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of this 28th day of September, 2010 (“Agreement”), is by and among Keyuan Petrochemicals, Inc., a Nevada company (the “Company”), Delight Reward Limited, a British Virgin Islands company (the “Principal Stockholder”), and the purchasers identified in the securities purchase agreement dated September [ ], 2010 (the “Purchase Agreement”) by and among the Company and the Purchasers (individually, the “Purchaser,” and collectively, the “Purchasers”). Capitalized terms used herein without definitions shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, as of the date hereof, the Principal Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) 47,658 shares (the “Subject Shares”) or 100% of the issued and outstanding series M convertible preferred stock, par value $0.001 per share, of the Company (the “Series M Preferred Stock”);

WHEREAS, pursuant to the certificate of designation of the Series M Preferred Stock, each share of Series M Preferred Stock shall convert into one thousand (1,000) shares of Common Stock immediately following the amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock to one hundred million. The Series M Preferred Stock shall have the same voting rights as holders of Common Stock on an “as converted” basis for any matters that are subject to shareholder vote;

WHEREAS, the financing arrangement provided by the Purchase Agreement contemplates the potential issuance of more than 20% of the common stock outstanding before the issuance at a price less than the market price. Therefore, under applicable NASDAQ rules, shareholder approval is required for the Company to issue shares of Common Stock underlying the Units;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Purchasers are entering into the Purchase Agreement; and

WHEREAS, as a condition to the consummation of the Purchase Agreement, the Company has requested that the Principal Stockholder agree, and the Principal Stockholder has agreed, severally, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Purchase Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
VOTING OF SUBJECT SHARES

SECTION 1.01 Vote in Favor of Financing Transaction and Purchaser Director. The Principal Stockholder hereby agrees and covenants to vote or cause to be voted all of the Subject Shares then owned by it, or over which it has voting power, and all other shares which the Principal Stockholder acquires directly or indirectly or has the beneficial ownership or right to vote in the future, at any regular or special meeting of shareholders, or, in lieu of any such meeting, to give its written consent in any action by written consent of the shareholders, in favor of (a) the potential issuance of a number of securities greater than 20% of the then outstanding shares of Common Stock at a price less than the applicable market value and (b) the appointment of the person designated by the Purchasers holding a majority of the Preferred Shares as a member of the Board of Directors of the Company and the PRC Subsidiary and, following such appointment, any resolution or vote to ensure that (i) such person shall not be removed from office other than for cause unless such removal is directed or approved by the affirmative vote of the Purchasers holding a majority of the Preferred Shares and (ii) any vacancy created by the resignation, removal or death of such person is filled pursuant to the direction or approval by the affirmative vote of the Purchasers holding a majority of the Preferred Shares (collectively, the “Actions”).  For purposes of this Section 1.01, the failure of the director to fulfill his or her fiduciary obligations as required and determined under applicable laws shall constitute “cause” for removal.

SECTION 1.02 Grant of Proxy; Further Assurance. In the event that, in connection with any regular or special meeting of shareholders, or, in lieu of any such meeting, with a written consent in any action by written consent of the shareholders, within five (5) days following a written request thereof by the Company (or a representative thereof), the Principal Stockholder fails to vote or cause to be voted all of the Subject Shares in favor of the adoption and approval of each of the Actions  in accordance with the instructions set forth in such written request, or to execute a written consent in connection therewith, the Principal Stockholder by this Agreement, with respect to all Subject Shares over which it has voting authority and any Subject Shares hereinafter acquired by the Principal Stockholder over which it may have voting authority, does hereby irrevocably constitute and appoint Ms. Angela Li, the Chief Financial Officer of the Company, or any nominee, with full power of substitution, as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Subject Shares as the Principal Stockholder’s proxy, at every annual, special or adjourned meeting of the shareholders (including the right to sign its name (as the Principal Stockholder) to any consent, certificate or other document relating to the Financing Transaction that may be permitted or required by applicable law) in favor of the adoption and approval of each of the Actions. This proxy extends to no other matter, except for the matters set forth in Section 1.01 hereof. The Principal Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to carry out the provisions of this Agreement

SECTION 1.03 Termination. The obligations of the Principal Stockholder pursuant to this Article I shall terminate, as to Section 1.01(a), upon the adoption and approval of the Financing Transaction.

ARTICLE II

REPRESENTATIONS AND WARRANTIES;

COVENANTS OF THE PRINCIPAL STOCKHOLDER

The Principal Stockholder hereby severally represents, warrants and covenants to the Company and the Purchasers as follows:

SECTION 2.01 Due Authorization and Organization. The Principal Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable). The Principal Stockholder has all requisite legal power (corporate or other) and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Principal Stockholder and constitutes a valid and binding obligation of the Principal Stockholder enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 2.02 No Conflict. (i) No filing by the Principal Stockholder with any governmental body or authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Principal Stockholder and the consummation by the Principal Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Principal Stockholder, the consummation by the Principal Stockholder of the transactions contemplated hereby or compliance by the Principal Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Principal Stockholder, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which such stockholder is a party or by which the Principal Stockholder or any of its Subject Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to prevent the Principal Stockholder from performing its obligations under this Agreement.

SECTION 2.03 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Principal Stockholder or any of the Principal Stockholder’s affiliates, threatened against the Principal Stockholder or any of the Principal Stockholder’s affiliates or any of their respective properties or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to materially delay or impair the Principal Stockholder’s ability to consummate the actions contemplated by this Agreement. There is no judgment, decree or order against the Principal Stockholder or any of the Principal Stockholder’s affiliates, or, to the knowledge of the Principal Stockholder of any of the Principal Stockholder’s affiliates, any of their respective directors or officers, in the case of a corporate entity (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the actions contemplated by this Agreement, or that would reasonably be expected to have a material adverse effect on the Principal Stockholder’s ability to consummate the actions contemplated by this Agreement.

SECTION 2.04 Title to Subject Shares. The Principal Stockholder is the legal and beneficial owner of its Subject Shares free and clear of all Liens.

SECTION 2.05 Reliance by the Company and Purchasers. The Principal Stockholder understands and acknowledges that the Company and the Purchasers are entering into the Purchase Agreement and other Transactional Documents in reliance upon the Principal Stockholder’s execution and delivery of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES;

COVENANTS OF THE COMPANY

 The Company hereby severally warrants and covenants to the Principal Stockholder as follows:

SECTION 3.01 Due Authorization and Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.02 Conflicts. (i) No filing by the Company with any governmental body or authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (A) conflict with or result in any breach of the article of incorporation or by-laws of the Company, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not prevent the Company from performing its obligations under this Agreement.

SECTION 3.03 Reliance by the Principal Stockholder. The Company understands and acknowledges that the Principal Stockholder is entering into this Agreement in reliance upon the execution and delivery of the Purchase Agreement by the Company and the Purchasers.

ARTICLE IV
COVENANTS OF THE PRINCIPAL STOCKHOLDER

SECTION 4.01  Until the termination of this Agreement in accordance with Section 1.03, the Principal Stockholder, in its capacity as such, agrees as follows:

       (a)  In the event that, in connection with any regular or special meeting of shareholders, or, in lieu of any such meeting, with a written consent in any action by written consent of the shareholders upon which a vote or other approval with respect to the Financing Transaction is sought, the Principal Stockholder shall vote (or cause to be voted), in person or by proxy, the Subject Shares (and each class thereof) held by the Principal Stockholder (i) in favor of the approval of the Financing Transaction; and (ii) approval of the potential issuance of greater than 20% of the then outstanding common stock at a price less than the market value. Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote. The Principal Stockholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or in violation of the provisions and agreements contained in this Section 4.01(a)

 (b)  The Principal Stockholder agrees not to, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”) or enter into any agreement, option or other arrangement with respect to, or consent to a Transfer of, or convert or agree to convert, any or all of the Subject Shares to any person, except in each case for Transfers to the Principal Stockholder’s affiliates as agree to be bound hereby, or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares, other than pursuant to this Agreement. Such Principal Stockholder further agrees not to commit or agree to take any of the foregoing actions or take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

ARTICLE V
GENERAL PROVISIONS

SECTION 5.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 5.01):

If to the Company:

Keyuan Petrochemicals, Inc.
c/o Keyuan Plastics Co., Ltd.
Qingshi Industrial Park
Ninbo Economic & Technological Development Zone
Ningbo, Zhejiang Province, P.R. China 315803
Attention: Chief Executive Officer
Telephone No.: (86) 574-8623-2955
Facsimile No.: (86) 574-8623-2616

with copies (which shall not constitute notice) to:

Anslow & Jaclin, LLP
195 Route 9 South. Suite 204
Manalapan, New Jersey, 07726
Attention: Gregg E. Jaclin, Esq.
Tel. No.: (732) 409-1212
Fax No.: (732) 577-1188

If to the Principal Stockholder:

Delight Reward Limited
c/o Keyuan Plastics Co., Ltd.
Qingshi Industrial Park
Ninbo Economic & Technological Development Zone
Ningbo, Zhejiang Province, P.R. China 315803
Attention: Chief Executive Officer
Telephone No.: (86) 574-8623-2955
Facsimile No.: (86) 574-8623-2616

If to any Purchaser:

At the address of such Purchaser set forth on Exhibit A to the Purchase Agreement, as the case may be, with copies to Purchaser’s counsel as set forth on Exhibit A or as specified in writing by such Purchaser.

SECTION 5.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 5.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 5.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 5.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 5.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

SECTION 5.07 Disputes. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in New York.

SECTION 5.08 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 5.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 5.10 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the Actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

SECTION 5.11 Purchase Agreement. All references to the Purchase Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.

[Signature page(s) follows]

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PRINCIPAL STOCKHOLDER

Delight Reward Limited

By: Chunfeng Tao__________________
Name: Chunfeng Tao
Title: President

COMPANY:

Keyuan Petrochemicals, Inc.

By: Chunfeng Tao___________________
Name: Chunfeng Tao
Title: Chief Executive Officer

PURCHASERS:

Dragon State International Limited

By: Lei Xu________________________
Name: Lei Xu
Title: Partner

Excalibur Special Opportunities LP

By: Suresh Madan_________________
Name: Suresh Madan
Title: Executive Vice President